Rich Pharmaceuticals Provides Update on Recent Activities

January 17, 2014

Beverly Hills, California—Rich Pharmaceuticals, Inc. (OTCQB: RCHA ("Rich" or the "Company") is pleased to announce the completion of certain recent events related to its operations as a life sciences company.

Patent Acquisition and New Business Operations

On July 18, 2013, the company entered into a Memorandum of Understanding and Asset Assignment Agreement with Imagic, LLC and Richard L. Chang’s Holdings, LLC and acquired United States Patent No. 6,063,814 entitled “Phorbol esters as anti-neoplastic and white blood cell elevating agents” and all related intellectual property associated with the patent. The Company filed a Current Report on Form 8-K with the SEC on July 24, 2013 providing information about the Company's business, plan of operations, financial condition and management. That Current Report on Form 8-K and the other reports and we file with the SEC are available at the SEC's website at www.sec.gov.

The Company is in the business of developing PD-616 for the treatment of Acute Myelogenous Leukemia (AML), and to cause elevation of white blood cells (WBC) in patients depleted of these elements due to various conditions. The priority drug development efforts of the Company are focused on the use of PD-616, a naturally occurring compound that has a number of properties that are uniquely suited for the treatment of patients with Acute Myelocytic Leukemia (AML). Scientists had worked with PD-616 in the laboratory for many years studying its ability to convert cancer cells to normal cells, a process called differentiation. It was also observed in some instances to cause cancer cell death. These observations were the basis of the proposal to test PD-616 in relapsed AML patients in China and later in the US and resulted in findings that were sufficiently encouraging to support further interest in this drug to treat AML. During the course of these preliminary clinical studies PD-616 was found to be extremely potent in causing a marked and favorable increase in white blood cells (WBC) in blood, key elements in fighting infections. These results were also observed in cancer patients whose WBC were depleted due to the toxic effects of chemotherapeutic drugs used during the course of their therapy.

In connection with its new business operations, the Company launched its website (www.richpharmaceuticals.com) in October of 2013.

Appointment of New Management and Board of Directors

Ben Chang serves as our President, Chief Executive Officer, Chief Financial Officer, Secretary, Treasurer and Director. Mr. Chang has previously served as the Chief Financial Officer and subsequently President and Chief Operating Officer of Biosuccess Biotech Co. LTD., a biopharmaceutical company based in Los Angeles, California. During his tenure at Biosuccess, his responsibilities included arranging and leading all corporate and financial operations in North America. Mr. Chang started his life-science career as co-founder of Sun-Rich Chemicals, a product development and distribution organization for nutraceuticals. Mr. Chang has over 25 years of pharmaceutical and executive level experience. Mr. Chang also has experience in international banking, venture capital acquisition, finance, and organizational design and operations. Mr. Chang has a Bachelor of Science Degree in Economics from East Carolina University where he focused on accounting and international business.

David Chou, Ph.D. also serves on the Company’s Board of Directors. Mr. Chou is a pharmaceutical development expert with more than 25 years of experience and he has led numerous development projects from pre-clinical evaluation stage to product commercialization. Prior to joining Rich Pharmaceuticals, Mr. Chou was the Chief Product Development Officer at Biosuccess Biotech where he led the product development and manufacturing activities for various indications. Before his career with Biosuccess Biotech, Mr. Chou was the Head of CMC (a Vice President level position) at SBIO, Inc. from 2010 to 2012. While at SBIO, he managed the technical development of 4 clinical stage products and made significant contributions to the success of product out-licensing deals with a total value of more than $500 million. From 1998 to 2010, Mr. Chou held director level positions in pharmaceutical development fields at various biopharmaceutical companies including Neurobiological Technologies, PharmaEngine, Oculex and SUGEN and his development portfolios included Sutent® currently marketed by Pfizer and OZURDEX® marketed by Allergan. Prior to his biotech career, Mr. Chou held various management positions at Hoffmann La-Roche for more than 12 years. At Roche, his development team contributed and submitted more than 20 INDs and 6 full NDAs including marketed products such as Xeloda® (Capecitabine), Xenical® (Orlistat) and Hivid® (Zalcitabine). Mr. Chou received a Ph.D. degree in Chemistry from the City University of New York.

The Company has also retained additional management including Richard Salvador (Chief Clinical Officer), Joseph Huffman (Finance Director), Robert Thomas (Chief Operating Officer) and Tsailing Chang (Corporate Secretary).

Financing

Since July 18, 2013, the Company has raised $297,050 to fund it operations.

About Rich Pharmaceuticals:

Rich Pharmaceuticals, Inc. (OTCQB: RCHA) is a Biopharmaceutical Company developing a treatment for Acute Myelocytic Leukemia (AML)/white blood cell elevation and other blood related diseases. Rich Pharmaceuticals' goal is to extend refractory patients life expectancy and increase quality of life. Rich Pharmaceuticals' primary development stage product candidate which is known as TPA is being designed to treat blood and cancer related diseases through none evasive outpatient facilities. Find out more at www.richpharmaceuticals.com.

Notice Regarding Forward-Looking Statements:

This news release contains "forward-looking statements" as that term is defined in Section 27(a) of the Securities Act of 1933, as amended, and Section 21(e) of the Securities Exchange Act of 1934, as amended. Statements in this press release that are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, references to novel technologies and methods, our business and product development plans, our financial projections or market information. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with developing new products or technologies and operating as a development stage company, our ability to raise the additional funding we will need to continue to pursue our business and product development plans, our ability to develop and commercialize products based on our technology platform, competition in the industry in which we operate and market conditions. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that any beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that any such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in the reports and other documents we file with the SEC, available at www.sec.gov.

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